UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Loews Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	13-2646102
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

667 Madison Avenue, New York, N.Y. 10065-8087

(Address of principal executive offices) (Zip Code)

Loews Corporation 2016 Incentive Compensation Plan

(Full Title of the Plan)

Kenneth J. Zinghini

Vice President and Deputy General Counsel

Loews Corporation

667 Madison Avenue

New York, New York 10065-8087

(Name and Address of Agent for Service)

(212) 521-2000

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering Price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	9,000,000	$39.59	$356,310,000	$35,880.42

(1)	Pursuant to Rule 416, this Registration Statement shall cover any additional securities to be offered or issued resulting from stock splits, stock dividends or any similar such transaction.
(2)	Pursuant to Rule 457(h)(1), computed on the basis of the average of the high and low prices per share of the Common Stock on May 9, 2016.

EXPLANATORY NOTE

This Registration Statement registers shares of common stock, par value $0.01 per share (“Common Stock”), of Loews Corporation (the “Registrant”) that may be issued pursuant to the Loews Corporation 2016 Incentive Compensation Plan (the “2016 Plan”). The shares of Common Stock registered hereunder include the following, as authorized under the 2016 Plan: 6,000,000 shares, plus 3,000,000 shares that may be forfeited under the Registrant’s Amended and Restated Stock Option Plan (the “Prior Plan”) following February 9, 2016, the effective date of the 2016 Plan (the “Effective Date”), including as a result of the termination or expiration prior to exercise of any awards outstanding under the Prior Plan on the Effective Date. The 2016 Plan replaced the Prior Plan as of the Effective Date and no further awards may be made under the Prior Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and other information) will be sent or given to participants in the 2016 Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have heretofore been filed by the Registrant, with the Securities and Exchange Commission (the “Commission”), pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on February 8, 2016, March 22, 2016, and May 2, 2016; and

(d)	The section entitled “Description of Common Stock” in Registrant’s Report on Form 8-A, filed with the Commission pursuant to the Exchange Act.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Kenneth J. Zinghini, Vice President and Deputy General Counsel of the Registrant, holds stock appreciation rights to acquire shares of Common Stock awarded pursuant to the Registrant’s 2000 Stock Option Plan and restricted stock units awarded pursuant to the 2016 Plan. Mr. Zinghini has provided the opinion attached hereto as Exhibit 5.1 regarding the legality of the Common Stock being registered pursuant to this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Company. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article Tenth of the Company’s Restated Certificate of Incorporation provides for indemnification by the Company of its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Restated Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the Delaware General Corporation Law.

The Company maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Company, and (b) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to any indemnification provision contained in the Company’s Certificate of Incorporation or otherwise as a matter of law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit
Number	Description of Exhibit

4.1	Restated Certificate of Incorporation of Loews Corporation incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q filed with the Commission on November 2, 2009.

4.2	By-Laws of Loews Corporation incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q filed with the Commission on October 31, 2007.

4.3	Loews Corporation 2016 Incentive Compensation Plan incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 30, 2016.

5.1	Opinion of Kenneth J. Zinghini, Esq.

23.1	Consent of Kenneth J. Zinghini, Esq. (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

Item 9.	Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the

Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on May 10, 2016.

LOEWS CORPORATION

Dated: May 10, 2016	By	/s/ David B. Edelson
(David B. Edelson, Senior Vice President and Chief Financial Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Dated: May 10, 2016	By	/s/ James S. Tisch
(James S. Tisch, President, Chief Executive Officer and Director)

Dated: May 10, 2016	By	/s/ David B. Edelson
(David B. Edelson, Senior Vice President and Chief Financial Officer)

Dated: May 10, 2016	By	/s/ Mark S. Schwartz
(Mark S. Schwartz, Vice President and Chief Accounting Officer)

Dated: May 10, 2016	By	/s/ Lawrence S. Bacow
(Lawrence S. Bacow, Director)

Dated: May 10, 2016	By	/s/ Ann E. Berman
(Ann E. Berman, Director)

Dated: May 10, 2016	By	/s/ Joseph L. Bower
(Joseph L. Bower, Director)

Dated: May 10, 2016	By	/s/ Charles D. Davidson
(Charles D. Davidson, Director)

Dated: May 10, 2016	By	/s/ Charles M. Diker
(Charles M. Diker, Director)

Dated: May 10, 2016	By	/s/ Jacob A. Frenkel
(Jacob A. Frenkel, Director)

Dated: May 10, 2016	By	/s/ Paul J. Fribourg
(Paul J. Fribourg, Director)

Dated: May 10, 2016	By	/s/ Walter L. Harris
(Walter L. Harris, Director)

Dated: May 10, 2016	By	/s/ Philip A. Laskawy
(Philip A. Laskawy, Director)

Dated: May 10, 2016	By	/s/ Ken Miller
(Ken Miller, Director)

Dated: May 10, 2016	By	/s/ Andrew H. Tisch
(Andrew H. Tisch, Director)

Dated: May 10, 2016	By	/s/ Jonathan M. Tisch
(Jonathan M. Tisch, Director)

Dated: May 10, 2016	By	/s/ Anthony Welters
(Anthony Welters, Director)

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Restated Certificate of Incorporation of Loews Corporation incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q filed with the Commission on November 2, 2009.

4.2	By-Laws of Loews Corporation incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q filed with the Commission on October 31, 2007.

4.3	Loews Corporation 2016 Incentive Compensation Plan incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 30, 2016.

5.1	Opinion of Kenneth J. Zinghini, Esq.

23.1	Consent of Kenneth J. Zinghini (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP